Exhibit 3.3

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FAO, INC.

(Pursuant to Sections 245 and 303 of the General Corporation Law of the State of Delaware)

The undersigned hereby certifies that:

1.             He is the Secretary of FAO, Inc., (the “Corporation”) which was incorporated in   Delaware on March 26, 2002.

2.             The Certificate of Incorporation is amended and restated in its entirety to read as follows:

“FIRST.  The name of the Corporation is FAO, Inc.

SECOND.  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the General Corporation Law of the State of Delaware.

THIRD.  The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of the registered agent at such address is The Corporation Trust Company.

FOURTH.  (a)  The Corporation shall indemnify each person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.  The Corporation may indemnify each person who is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

(b)  A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

(c)  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.  Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

FIFTH.  In addition to the powers and authority herein before or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this certificate of incorporation, and the bylaws of the Corporation.

SIXTH. The Corporation is authorized to issue a class of stock designated as Common Stock (the “Common Stock”) and one or more classes of stock designated as Preferred Stock (the “Preferred Stock”).  The total number of shares of Common Stock which the Corporation shall have authority to issue is Seventy-Five Million (75,000,000), par value $0.001 per share.  The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Five Million (5,000,000), par value $0.001 per share.

Effective at 12:01 a.m. on Friday, April 18, 2003 (the “Effective Time”) every share of Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be automatically combined and reclassified into one fifteenth (1/15) of a share of Common Stock, par value $0.001 per share, of the Corporation, except that any holder of Common Stock of this Corporation that would otherwise be entitled to receive a fraction of one share of Common Stock as a result of this combination and reclassification of the outstanding shares of Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Nasdaq National Market (or if such price is not available, then such other price as determined by the Board of Directors).   The number of authorized shares of Common Stock shall not be changed or otherwise affected by this combination and reclassification.

(a)  Common Stock.  In addition to any rights, privileges or obligations provided by law, the Common Stock shall be entitled to the following:

(i)  Dividends.  Subject to the rights of the holders of Preferred Stock, if any, the holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors out of funds legally available therefore and to receive other distributions from the Corporation when and as declared by the Board of Directors.

(ii)  Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and after holders of all Preferred Stock, if any, have received their full preferences and dividends (pursuant to the relevant Preferred Stock designations), the holders of shares of Common Stock shall be entitled to all remaining assets of the Corporation available for distribution to its shareholders.

(iii)  Voting Rights.  Except as may be otherwise provided by law or in a Preferred Stock designation, the holders of the Common Stock shall have the right to elect all members of the Board of Directors.

(b)  Preferred Stock.  The Board of Directors of the Corporation is hereby authorized at any time and from time to time to create and provide for the issuance of shares of Preferred Stock in one or more classes or series and to fix, from time to time, the relative rights, preferences, privileges and restrictions granted to or imposed upon any unissued class or series of Preferred Stock.  The authority of the Board of Directors of the Corporation with respect to each class or series of Preferred Stock shall include, without limiting the generality of the foregoing, the determination of the number of shares of any class or series and the designation to distinguish the shares of such series from the shares of all other class or series.

SEVENTH.  In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that any Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and the Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

EIGHTH.  The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.”

4.             Pursuant to Section 303 of the General Corporation Law of the State of Delaware, the foregoing Amended and Restated Certificate of Incorporation is being filed in connection with the Corporation’s reorganization plan (as such plan may be amended, supplemented, or modified from time to time) (the “Reorganization Plan”), and was duly adopted in accordance with the provisions of Sections 245 and 303 of the General Corporation Law of the State of Delaware.  The Reorganization Plan, as modified, was confirmed on April 4, 2003, by the United States Bankruptcy Court for the District of Delaware.

The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of his own knowledge and that the Corporation has caused the undersigned to execute this Amended and Restated Certificate of Incorporation on the 16th day of April, 2003.

Date: April 16, 2003	/s/ Kendrick Royer
Kendrick F. Royer
Secretary